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As filed with the Securities and Exchange Commission on May 17, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE MILLS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1802283 (I.R.S. Employer Identification No.)

1300 Wilson Boulevard, Suite 400
Arlington, Virginia 22209
(703) 526-5000
(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

Thomas E. Frost
Executive Vice President, Secretary and General Counsel
The Mills Corporation
1300 Wilson Boulevard, Suite 400
Arlington, Virginia 22209
(703) 526-5000
(Name and address including zip code, and telephone number, including area code of agent for service)

Copy to:
Alan L. Dye
Bruce W. Gilchrist
Hogan & Hartson L.L.P.
Columbia Square
555 Thirteenth Street,
N.W. Washington, D.C. 20004-1109
(202) 637-5600

        Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐  ___________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of security to be registered	Amount to be registered	Proposed maximum offering price per security	Proposed maximum aggregate offering price (1)	Amount of registration fees (1)(2)

Common Stock, Preferred Stock, Common Stock Warrants and Depositary Shares	(2)	(2)	$1,000,000,000	$92,000

(1)
Determined in accordance with Rule 457(o) under the Securities Act of 1933.
(2)
Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933.
(3)
Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this Registration Statement also relates to an aggregate of $69,171,953 of securities registered on two Forms S-3 (File Nos. 333-13363 and 333-65142) and unissued as of the date of this Registration Statement.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MAY 17, 2002

PROSPECTUS

$1,069,171,953

Common Stock, Preferred Stock,
Common Stock Warrants, and Depositary Shares

        By this prospectus, we may offer, from time to time, in one or more series or classes the following securities:

  •
  shares of our common stock,

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  shares of our preferred stock,

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  our warrants exercisable for common stock, and

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  shares of our preferred stock represented by depositary shares.

        The offered securities have an aggregate initial offering price of $1,069,171,953. We may offer these securities in amounts, at prices and on terms determined at the time of the offering. We will provide you with the specific terms of the applicable offered securities in supplements to this prospectus. We may sell these securities to or through underwriters and also directly to other purchasers or through agents. We will list the names of any underwriters or agents in the applicable prospectus supplement.

        You should read this prospectus, the documents that are incorporated by reference in this prospectus, and any prospectus supplement carefully before you decide to invest. This prospectus may not be used to consummate sales of any offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of the offered securities.

        Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol "MLS." On May 16, 2002, the last reported sale price of our common stock on the NYSE was $26.90 per share.

        Investing in the offered securities involves risks. You should read carefully the risks described in the "Risk Factors" section beginning on page 19 of our annual report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission on March 28, 2002

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May    , 2002

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Commission using a "shelf" registration process under the Securities Act of 1933. Under the shelf process, we may, from time to time, sell any combination of the offered securities described in this prospectus in one or more offerings up to a total dollar amount of $1,069,171,953.

        This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the Commission's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

        This prospectus provides you with a general description of the offered securities. Each time we sell any of the offered securities, we will provide you with a prospectus supplement that will contain specific information about the method and terms of that offering. The prospectus supplement may also add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

        We may sell the offered securities to or through underwriters, dealers or agents or directly to purchasers. The applicable prospectus supplement will provide the names of any underwriters, dealers or agents involved in the sale of the offered securities, and any applicable fee, commission or discount arrangements with them. For a more detailed description of the various means by which we may distribute the offered securities, you should read the information under the heading "Plan of Distribution."

        As used in this prospectus generally and in any accompanying prospectus supplement, the terms "Mills," the "company," "we," "our," or "us" mean The Mills Corporation and its direct and indirect subsidiaries, including The Mills Limited Partnership, or Mills LP, Management Associates Limited Partnership, and MillsServices Corp., which we consolidate for financial reporting purposes, unless the context indicates otherwise. As used in the sections of this prospectus entitled "Description of Common Stock," "Description of Preferred Stock," "Description of Common Stock Warrants," "Description of Depositary Shares" and "Restrictions on Ownership and Transfer," the terms "we," "our," and "us" solely refer to The Mills Corporation. As used in the section of this prospectus entitled "Material Federal Income Tax Considerations," the terms "we," "our," and "us" refers solely to The Mills Corporation, except where the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Commission. The file number under the Securities Exchange Act of 1934 for our Commission filings is No. 1-12994. You may read and copy materials that we have filed with the Commission, including the registration statement, at the Commission's public reference room located at:

    450 Fifth Street, N.W.
    Room 1024
    Washington, D.C. 20549

        Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings also are available to the public on the Commission's web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

        You also can read our Commission filings at the following address:

    New York Stock Exchange
    20 Broad Street
    New York, New York 10005

        The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the documents and information we filed with the Commission that are identified below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated.

  1.
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed on March 28, 2002.

  2.
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed on May 14, 2002.

  3.
  Our Current Reports on Form 8-K filed on February 28, 2002 (except for the information furnished under Item 9), March 1, 2002, May 1, 2002, May 6, 2002 and May 10, 2002 (except for the information furnished under Item 9).

  4.
  Description of our common stock included in our Registration Statement on Form 8-A (filed on April 11, 1994), which incorporates by reference a description of our common stock from our Registration Statement on Form S-11 (File No. 33-71524, filed on April 11, 1994), which description we also incorporate by reference into this prospectus.

        You may request a copy of these filings, at no cost, by writing us at the following address or telephoning us at (703) 526-5000 between the hours of 9:00 a.m. and 4:00 p.m., Eastern Time:

    Secretary
    The Mills Corporation
    1300 Wilson Boulevard, Suite 400
    Arlington, Virginia 22209

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some statements made in this prospectus may constitute, and the documents incorporated by reference in this prospectus and any accompanying prospectus supplement may contain, "forward-looking statements" for the purposes of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on current expectations and are not guarantees of future performance.

        You often can identify forward-looking statements by our use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "would be," or "continue" or the negative of that terminology or other variations on that terminology or comparable terminology. Forward-looking statements are subject to numerous risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are:

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  the general economic climate;

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  the supply and demand for retail properties;

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  interest rate levels;

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  the availability of financing;

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  other risks associated with the development, acquisition, and operation of retail properties, including risks that the development of a project may not be completed on schedule, that we may not be able to lease available space to tenants at favorable rental rates, that tenants will not take occupancy or pay rent in accordance with their leases, or that development or operating costs may be greater than anticipated;

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  our ability to satisfy complex rules in order for us to qualify as a real estate investment trust, or REIT, for federal income tax purposes, Mills LP's ability to satisfy the rules in order for it to qualify as a partnership for federal income tax purposes, and the ability of certain of our subsidiaries to qualify as taxable REIT subsidiaries for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules; and

  •
  the risk factors described in, or incorporated by reference into, the accompanying prospectus supplement.

        Although we believe that the expectations reflected in our forward-looking statements are based upon reasonable assumptions, we cannot assure you that we will attain these expectations or that any deviations from these expectations will not be material. We undertake no duty or obligation to publicly announce any revisions to, or updates of, any of our forward-looking statements that may result from future events or circumstances.

THE MILLS CORPORATION

        We are a publicly traded, self-managed REIT and have been a REIT since completion of our initial public offering in April 1994. We own interests in, develop, redevelop, lease, acquire, expand and manage a portfolio currently consisting of 12 super-regional, retail and entertainment oriented centers, which we refer to as the "Mills" projects, two community shopping centers, one urban entertainment/retail project, which we refer to as the "Block," and a portfolio of 46 single tenant retail properties, subject to net leases, that operate as CVS pharmacies. We are the sole general partner of Mills LP. We conduct all of our business through Mills LP, in which we own, as of May 10, 2002, approximately 69.46% of the outstanding common units.

        We maintain our executive offices at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209. Our telephone number is (703) 526-5000. We also maintain a web site at www.millscorp.com. The information on our web site is not, and you must not consider the information to be, a part of this prospectus.

USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of offered securities will be used for general operational purposes, which may include, but are not limited to, working capital, capital expenditures, development and acquisitions of additional properties, and the repayment or repurchase of our indebtedness and our capital stock.

DESCRIPTION OF COMMON STOCK

        The following description sets forth the general terms of the common stock that we may issue. This description and the description contained in any prospectus supplement are not complete and are subject to and qualified in their entirety by reference to our certificate of incorporation and bylaws, each of which we will make available upon request.

General

        Our certificate of incorporation authorizes us to issue up to 100,000,000 shares of common stock. At May 10, 2002, 38,206,339 shares of our common stock were issued and outstanding. Currently outstanding shares of our common stock are listed for trading on the NYSE. We will apply to the NYSE to list any additional shares of our common stock to be sold under any prospectus supplement.

        Subject to the preferential rights of any other classes or series of shares of capital stock and to the provisions of our certificate of incorporation regarding restrictions on transfers of shares of capital stock, holders of our common stock are entitled:

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  to receive distributions if, as and when authorized and declared by our board of directors, out of funds and other assets legally available for distribution, and

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  to share ratably in our assets that are legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all of our known debts and liabilities and subject to any liquidation preferences of the holders of our preferred stock.

        Our series A preferred stock ranks senior to our common stock and all other equity securities that we may issue without first obtaining the consent of the holders of a majority of the outstanding shares of our series A preferred stock.

        Subject to the provisions of our certificate of incorporation regarding restrictions on the transfer of shares of our capital stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as expressly provided for other classes or series of our capital stock, the holders of shares of common stock will possess exclusive voting power over matters submitted for stockholder approval. Any matter submitted for stockholder approval generally will require the affirmative vote of a majority of the shares present and voting on that matter. There is no cumulative voting in the election of directors, which means that the holders of a majority of our outstanding common stock can elect all of the directors then standing for election.

        Holders of shares of our common stock have no subscription, redemption, conversion or preemptive rights.

        Our board of directors is a classified board composed of three classes of directors with staggered terms. Directors for each class are chosen for a three-year term upon expiration of the term of that class.

        Under the Delaware General Corporation Law, or the DGCL, a Delaware corporation generally cannot dissolve, amend its certificate of incorporation, participate in a merger or consolidation, effect a share exchange or transfer its assets unless the action to be taken has been approved by a majority of the board of directors and by stockholders holding at least a majority of the shares entitled to vote on the matter. The DGCL permits a corporation to specify a greater percentage in its certificate of corporation. In addition, some types of mergers may be accomplished without a stockholder vote. For example, under some circumstances, no stockholder vote is required for a merger of a subsidiary of a Delaware corporation into its parent corporation. Generally, a merger need not be approved by stockholders of a Delaware corporation that will survive a merger if (1) the merger does not result in a reclassification or change in the outstanding shares of the surviving corporation or an amendment to the surviving corporation's certificate of incorporation, and (2) the number of shares to be issued or delivered in the merger is not more than 20% of the surviving corporation's shares prior to the merger.

        We are a Delaware corporation and we generally follow the provisions of the DGCL. Any amendment to our certificate of incorporation, including the section that addresses the preservation of our REIT status, requires the approval of a majority of our board of directors and stockholders holding at least a majority of the shares entitled to vote on the matter. However, amendments to our certificate of incorporation that would be inconsistent with then existing provisions of our certificate of incorporation, excluding the section that addresses the preservation of our REIT status and introductory sections, would require the approval of a majority of our board of directors and stockholders holding at least two-thirds of the shares entitled to vote on the matter. Our bylaws may be amended by a majority of the board of directors. In addition, our bylaws may be amended by the affirmative vote of the holders of at least two-thirds of the voting power of all the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class.

        Our certificate of incorporation authorizes our board of directors to designate the class and series of preferred stock, to establish the number of shares in each class or series, and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms or conditions of redemption for each designated class or series.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

DESCRIPTION OF PREFERRED STOCK

        The following description sets forth the general terms of the preferred stock that we may issue, as well as the terms of preferred stock that we have issued. This description and the description contained in any prospectus supplement are not complete and are subject to and qualified in their entirety by reference to our certificate of incorporation, the applicable certificate of designations that describes the terms of the related class or series of preferred stock, and the bylaws, each of which we will make available upon request.

General

        Our certificate of incorporation authorizes our board of directors to issue up to 20,000,000 shares of preferred stock. In April 2001 and May 2001, we issued a total of 750,000 shares of series A cumulative convertible preferred stock to iStar Preferred Holdings LLC in a private placement. At May 10, 2002, all of the 750,000 shares of series A preferred stock were issued and outstanding. We have not registered the resale of the series A preferred stock with the Commission under the Securities Act of 1933. Consequently, our series A preferred stock is not freely transferable. However, we have registered the resale of the underlying shares of our common stock into which the series A preferred stock is convertible.

        At May 10, 2002, 19,250,000 authorized shares of preferred stock remained authorized but unissued. Subject to the rights of holders of our series A preferred stock and the limitations prescribed by Delaware law, under our certificate of incorporation, our board of directors may designate and issue, from time to time, one or more classes or series of preferred stock with the rights and preferences that our board of directors may determine. Our board of directors also may classify or reclassify any unissued preferred stock by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of any class or series of preferred stock. Because our board of directors has the power to establish the rights and preferences of each class or series of preferred stock, holders of any class or series of our preferred stock may have rights senior to the rights of holders of our common stock.

        Shares of any class or series of our preferred stock, when issued, will be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

        We make specific reference to the prospectus supplement relating to the class or series of preferred stock being offered. The prospectus supplement will contain terms that apply in specific to the preferred stock being offered, such as:

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  the title and stated value of the preferred stock;

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  the number of shares of the preferred stock, the liquidation preference per share and the purchase price of the preferred stock;

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  the dividend rate, period and/or payment date, or provisions for calculating any of them, for the preferred stock;

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  whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

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  the procedures for any auction and remarketing for the preferred stock;

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  the provisions for any sinking fund for the preferred stock;

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  the provisions for redemption, if applicable, of the preferred stock;

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  any listing of the preferred stock on any securities exchange or market;

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  the terms and conditions, if applicable, for the conversion of the preferred stock into common stock, including the conversion price, or provisions for calculating the conversion price, and the conversion period;

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  any voting rights of the preferred stock;

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  whether interests in the preferred stock will be represented by depository shares;

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  a discussion of any material United States federal income tax considerations applicable to the preferred stock;

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  the relative ranking and preferences of the preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

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  any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

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  in addition to those limitations described below, any other limitations on actual or constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT; and

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  any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

        Our series A preferred stock ranks senior to our common stock and all other equity securities that we may issue without first obtaining the consent of the holders of a majority of the outstanding shares of our series A preferred stock. Holders of a majority of the outstanding shares of our series A preferred stock have the right to consent to the issuance of equity securities that are senior to or on a parity with the series A preferred stock as to dividends and liquidating distributions. If they do so, those equity securities will rank senior to or on parity with, as applicable, our series A preferred stock.

        Unless otherwise specified in the applicable prospectus supplement as to dividend rights and rights upon our liquidation, dissolution or winding up, the preferred stock that we may issue without first obtaining the consent of the holders of a majority of the outstanding shares of our series A preferred stock will rank:

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  junior to our series A preferred stock;

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  senior to all classes or series of common stock and to all other equity securities that we may issue with terms specifically providing that the particular equity securities rank junior to the preferred stock;

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  on a parity with all equity securities that we may issue with terms specifically providing that the particular equity securities rank on a parity with the preferred stock; and

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  junior to all equity securities that we may issue with terms specifically providing that the particular equity securities rank senior to the preferred stock.

        The term "equity securities" does not include convertible debt securities.

Dividends

  Series A Preferred Stock

        Our series A preferred stock ranks, as to dividends, senior to our common stock and all classes and series of capital stock that we may issue without the consent of the holders of a majority of the outstanding shares of our series A preferred stock. Before we may pay any dividends on our common stock or on any other equity securities that we issue, we must (1) pay, or declare and set aside a sum sufficient to pay, full dividends on our series A preferred stock, including any accrued but unpaid dividends, and (2) set aside for payment a sum sufficient for the payment of the dividends on the series A preferred stock for the then current dividend period.

        The holders of our series A preferred stock are entitled to receive cumulative cash dividends on each share of our series A preferred stock. We are required to pay dividends on our series A preferred stock semi-annually in arrears on June 30 and December 31 of each year. The dividends are cumulative from the date of original issuance. If an event of noncompliance occurs under the series A preferred stock agreement, subject to a cure period for curable events, or if we fail to make two semi-annual dividend payments within 30 days of the required dividend payment date, we will be required to make quarterly dividend payments on June 30, September 30, December 31 and March 31 of each year.

        The dividend payable on our series A preferred stock is based on a $100 per share liquidation preference, as adjusted for events such as stock splits, reverse stock splits and stock dividends, plus any accrued but unpaid dividends at the "regular rate" of:

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  11.0% per year for the period between May 1, 2002 and April 30, 2003; and

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  11.5% per year commencing May 1, 2003.

If we have not repurchased our outstanding series A preferred stock by April 30, 2004, the dividend rate will increase by 4% (or 400 basis points) per year on April 30, 2004 and on each subsequent scheduled payment date. However, if there are four scheduled payment dates per year, the dividend rate will increase by no more than 2% (or 200 basis points) per year on each scheduled payment date. The dividend rate may increase to a maximum rate of 20% per year. Despite the dividend rate increases on April 30, 2004 and on the scheduled payment date between April 30, 2004 and October 30, 2004, if we repurchase our outstanding series A preferred stock between April 30, 2004 and October 30, 2004, we will not be required to pay the accrued but unpaid dividends that are in excess of dividends that would have accrued at the regular rate of 11.5%. However, if we fail to make the repurchase during this six-month period, we will be required to pay on October 30, 2004 to the holders of our series A preferred stock the aggregate accrued but unpaid dividends, calculated based on the increased rate.

        If an event of noncompliance occurs under the series A preferred stock purchase agreement, subject to a cure period for curable events, or if we fail to make a required dividend payment within 30 days of the required dividend payment date, the dividend rate will increase to 14.62% per year. Events of noncompliance include material events such as:

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  a violation of covenants restricting, among other things, (1) our incurrence of additional debt, (2) our sale of our wholly-owned properties, (3) our repurchase of our equity securities and (4) our engagement in mergers and consolidations;

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  our failure to observe our obligations in connection with our call rights to require the holders of series A preferred stock to sell to us all of the then outstanding shares of series A preferred stock; and

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  our failure to observe our obligations in connection with the put rights of the holders of series A preferred stock to require us to repurchase some or all of the then outstanding series A preferred stock.

  Preferred Stock Generally

        As to dividend rights, the preferred stock that we may issue without first obtaining the consent of the holders of a majority of the outstanding shares of our series A preferred stock will rank junior to our series A preferred stock. Additionally, so long as any shares of series A preferred stock remain outstanding, we may not, without the consent of the holders of a majority of the outstanding shares of series A preferred stock, declare or pay any dividends on any capital stock ranking junior to our series A preferred stock as to dividends without:

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  paying full dividends due on the series A preferred stock as of the last scheduled dividend payment date, and

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  setting aside any dividends that have accumulated on the series A preferred stock since the last scheduled dividend payment date for payment on the next scheduled dividend payment date.

The following description of dividend rights for preferred stock generally should be read in the context of the related rankings.

        Unless otherwise specified in the applicable prospectus supplement, holders of each class or series of preferred stock will be entitled to receive, when, as and if declared by our board of directors, dividends out of our assets that are legally available for payment to our stockholders. We must pay dividends in cash, in kind or in other property, if expressly permitted and described in the applicable prospectus supplement, at the rates and on the dates as described in the applicable prospectus supplement. We will pay dividends to the holders of record on our stock transfer books on the record dates fixed by our board of directors.

        Dividends on any class or series of preferred stock may be cumulative or non-cumulative. Dividends, if cumulative, will accumulate from and after the date stated in the applicable prospectus supplement. Our board of directors is not required to and therefore may not declare a dividend on a dividend payment date on any class or series of the preferred stock with non-cumulative dividends. If a dividend is not declared on a class or series of preferred stock with non-cumulative dividends, then the holders of that class or series of preferred stock will have no right to receive a dividend for that dividend period. We will not be obligated to pay the dividend accumulated for that period even if dividends on that class or series of preferred stock are declared payable on any future dividend payment date for a future dividend period.

        Unless otherwise specified in the applicable prospectus supplement, if any shares of a class or series of preferred stock are outstanding, we generally may not pay, or declare and set aside a sum to pay, full dividends for any period on any shares of our capital stock of any other class or series that rank, as to dividends, on a parity with or junior to the outstanding preferred stock. However, we may do so if we contemporaneously declare and pay, or declare and set aside a sum sufficient to pay, full dividends, including any applicable cumulative amount, on the outstanding preferred stock. If we do not pay, or set aside a sum sufficient to pay, full dividends on the outstanding preferred stock and the other classes or series of capital stock ranking on a parity as to dividends, all dividends will be considered declared pro rata. In that event, the amount of dividends that we have declared per share on the outstanding preferred stock and the other classes or series of capital stock ranking on a parity as to dividends will bear to each other the same ratio that accumulated dividends per share on the outstanding preferred stock and the other classes or series of capital stock bear to each other. This ratio as applied to any class or series of preferred stock will not include any accumulation of unpaid dividends for prior dividend periods if dividends on that class or series of preferred stock are not cumulative. We generally will not pay any interest, or sum of money in lieu of interest, on any dividends on shares of preferred stock that may be in arrears.

        Except as provided in the immediately preceding paragraph, unless we have (1) declared and paid, or contemporaneously declare and pay, full dividends, including any applicable cumulative amount, on the outstanding preferred stock for all prior dividend periods and (2) set aside for payment a sum sufficient for the payment of the dividend for the then current dividend period, then:

  •
  we may not (1) declare and pay or set aside sums to pay any dividends, or (2) distribute or set aside for distribution upon our liquidation, dissolution or winding up, on other shares of our capital stock ranking junior to or on a parity with the outstanding preferred stock as to dividends or liquidating distributions, other than in shares of our common stock or other capital stock of ours ranking junior to the outstanding preferred stock; and

  •
  we may not redeem, purchase or otherwise acquire any shares of our common stock or any other capital stock of ours ranking junior to or on a parity with the outstanding preferred stock as to dividends or liquidating distributions, for any consideration or any money paid to or made available for a sinking fund for the redemption of the outstanding capital stock, except by converting into or exchanging for other shares of our capital stock ranking junior to the shares of that class or series of preferred stock as to dividends and liquidating distributions.

        As a general rule, for purposes of determining whether a distribution made on our capital stock is a taxable dividend, we allocate our current and accumulated earnings and profits as follows:

  •
  first, to the distributions made on our preferred stock, and among classes and series of preferred stock in accordance with their priorities; and

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  second, if any accumulated earnings and profits are remaining, to the distributions made on our common stock.

The effect of this rule is to cause all distributions made on our preferred stock to be fully taxable as dividends before any portion of a distribution made on our common stock is taxable as a dividend.

        For any taxable year, we may elect to designate as "capital gain dividends" any portion of the dividends that we have paid, or that we made available for the year, to holders of all classes of our capital stock. If we do so, the portion of the designated "capital gains dividends" that will be allocable to the holders of preferred stock will be the capital gains dividends amount multiplied by a fraction. This fraction will have as its numerator the total dividends that we have made or that we made available to the holders of the preferred stock for the year, and as its denominator the total dividends that we have made or made available to holders of all classes of our capital stock.

Redemption

  Series A Preferred Stock

        We have the right to repurchase our series A preferred stock. The holders of shares of our series A preferred stock are subject to our call right to repurchase on one occasion all of our then outstanding series A preferred stock. The call price we must pay varies based on when we exercise our call right:

  •
  If we repurchase our series A preferred stock between May 1, 2002 and November 10, 2003, the call price that we must pay is the "early call price" of $100 plus a yield maintenance premium, which is a dollar amount based on a formula designed to give holders of our series A preferred stock the then present value of payments that they otherwise would receive if we did not exercise our call right, taking into account the payment of all required dividends paid at the regular dividend rate.

  •
  If we repurchase our series A preferred stock on November 11, 2003 or thereafter, the call price that we must pay is the amount required to generate a 14.62% internal rate of return, as described in the certificate of designations of the series A preferred stock, plus all accrued but unpaid dividends through the date of repurchase.

If we exercise our call right but fail to make the required call payment on a timely basis, then the call price will increase substantially based on a 17.62% internal rate of return, as described in the certificate of designations of the series A preferred stock. Our failure to make the required call payment also constitutes a material event of noncompliance that triggers the put right of the holders of our series A preferred stock to require us to repurchase all or a portion of our series A preferred stock.

        Holders of our series A preferred stock have the right under the series A preferred stock purchase agreement to require us to repurchase the series A preferred stock if:

  •
  a change in control occurs;

  •
  we fail, or we are deemed based on substantial evidence to fail, to continue to qualify as a REIT;

  •
  a material event of noncompliance occurs, such as:

•	a violation of various restrictive covenants, including (1) our incurrence of additional debt, (2) our sale of our wholly-owned properties, (3) our repurchase of our equity securities and (4) our engagement in mergers and consolidations; or
•
our failure to observe our obligations in connection with our call right to require the holders of series A preferred stock to sell to us all of the then outstanding shares of series A preferred stock, including our failure to make the required call payment on a timely basis; or
•	shares of series A preferred stock remain issued and outstanding after April 30, 2006.

        Generally, the repurchase price varies based on the event giving rise to the put right of the holders of series A preferred stock and the time of its occurrence:

  •
  If a change in control occurs between May 1, 2002 and April 30, 2003, the repurchase price will be the greater of (1) $104.50, plus all accrued but unpaid dividends through the date of repurchase, and (2) the "standard put payment," which is an amount required to generate a 14.62% internal rate of return, as described in the certificate of designations of the series A preferred stock, plus all accrued but unpaid dividends through the date of repurchase.

  •
  If a change in control occurs between May 1, 2003 and April 30, 2004, the repurchase price will be the greater of $103, plus all accrued but unpaid dividends through the date of repurchase, and the standard put payment.

  •
  (1) If a change in control occurs on May 1, 2004 or thereafter, (2) if we inadvertently fail to maintain our REIT status, or (3) at any time after April 30, 2006, the repurchase price will be the standard put payment.

  •
  If an inadvertent material event of noncompliance occurs, the repurchase price will be (1) the standard put payment plus (2) for the period between the date on which the material event of noncompliance occurs and the date of repurchase, an amount required to generate a 17.62% internal rate of return, as described in the certificate of designations of the series A preferred stock.

        However, if the event is our failure to continue to qualify as a REIT or a material event of noncompliance, in each case caused by our willful and intentional actions, then the repurchase price will be (1) the "increased put payment," which is an amount required to generate a 17.62% internal rate of return, as described in the certificate of designations of the series A preferred stock, which rate will be calculated from the date of purchase, plus (2) all accrued but unpaid dividends through the date of repurchase.

  Preferred Stock Generally

        Generally, we may not redeem, purchase or otherwise acquire shares of our common stock or other equity securities that we may issue without first obtaining the consent of the holders of a majority of the outstanding shares of our series A preferred stock. However, we may acquire equity securities when required under our certificate of incorporation to preserve our REIT status and we may acquire shares of common stock having a total purchase price, when aggregated with the purchase price of common stock and units of Mills LP that we acquire, of up to $50,000,000, subject to a maximum of $25,000,000 for any 12 month period. The following description of redemption rights for preferred stock generally should be read in the context of the foregoing.

        A prospectus supplement may describe redemption provisions for our preferred stock. Any class or series of preferred stock may be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices described in the prospectus supplement.

        The prospectus supplement relating to a class or series of preferred stock that is subject to mandatory redemption will specify:

  •
  the number of shares of preferred stock that we will redeem;

  •
  the dates on or the period during which we will redeem the shares; and

  •
  the redemption price that we will pay per share, plus accrued but unpaid dividends.

        We will pay the redemption price in cash or other property, as specified in the applicable prospectus supplement. If required by the applicable prospectus supplement, we will pay the redemption price for preferred stock of any class or series only from the net proceeds of the issuance of shares of our capital stock. In that case, the terms of the applicable preferred stock may provide for the automatic and mandatory conversion of that preferred stock into shares of specified capital stock (1) if we have not issued any shares of our capital stock, the proceeds of which we are to use in redeeming our preferred stock, or (2) to the extent the net proceeds from any issuance are insufficient to pay in full the total redemption price then due. The applicable prospectus supplement will provide specific conversion provisions.

        The holders of record of preferred stock at the close of business on a dividend record date will be entitled to receive the dividend payable on their preferred stock, including any applicable cumulative amount, on the corresponding payment date. These record holders will be entitled to the dividend even if their preferred stock then is redeemed before they receive the dividend payment. If we pay the dividend before we pay the redemption price, then the redemption price will not include the dividend.

        Unless we have declared and paid, or simultaneously declare and set aside a sum sufficient to pay, full dividends, including any applicable cumulative amount, for the then current dividend period on a class or series of preferred stock that is subject to mandatory redemption, then:

  •
  we may not redeem, whether mandatorily or at our option, any shares of that class or series of preferred stock unless we simultaneously redeem all outstanding shares of that class or series of preferred stock; and

  •
  we may not purchase or otherwise acquire directly or indirectly any shares of that class or series of preferred stock, except by conversion into or exchange for shares of our capital stock ranking junior to that class or series of preferred stock as to dividends and liquidating distributions.

However, we will have the right to redeem, purchase or acquire shares of that class or series of preferred stock or any other capital stock of ours (1) in order to preserve our REIT status or (2) as part of a purchase or exchange offer that we make on the same terms to holders of all outstanding shares of that class or series of preferred stock.

        If less than all of the outstanding shares of any class or series of preferred stock are to be redeemed, we will determine the number of shares to be redeemed and we will redeem pro rata from the holders of record in proportion to the number of shares held, or for which redemption is requested, by each holder or by lot in a manner that we determine.

        We will mail or cause to be mailed a notice of redemption to each holder of record of any class or series of preferred stock to be redeemed. We will mail this redemption notice between 30 and 60 days before the redemption date to the address shown on our stock transfer books for each holder. Each redemption notice will state:

  •
  the redemption date;

  •
  the number and class or series of shares of preferred stock that we are redeeming;

  •
  the place or places where holders must surrender their preferred stock certificates for payment of the redemption price;

  •
  that distributions on the shares to be redeemed will cease to accrue on the redemption date; and

  •
  the date upon which the holders' conversion rights, if any, as to the shares will terminate.

        If we redeem fewer than all of the outstanding shares of any class or series of preferred stock, we will specify in the redemption notice the number of shares that we will redeem from each holder. If we have given a redemption notice as required and we have set aside the funds necessary for the redemption, then, from and after the redemption date, distributions no longer will accumulate on that preferred stock. Additionally, all rights of the holders of those shares will terminate, except for the right to receive the redemption price. All redemption funds set aside must be put into a trust for the benefit of the holders of the shares called for redemption.

Liquidation Preference

  Series A Preferred Stock

        As to the distribution of assets upon our liquidation, dissolution or winding up, our series A preferred stock ranks senior to our common stock and all series and classes of capital stock that we may issue without the consent of the holders of a majority of the outstanding shares of our series A preferred stock. If we liquidate, dissolve or wind up, each holder of our series A preferred stock will have the right to receive the greater of:

  •
  the amount required to generate a 14.62% internal rate of return, as described in the certificate of designations of the series A preferred stock, plus all accrued but unpaid dividends; and

  •
  the amount that the holder of series A preferred stock would receive if the holder then held the number of shares of our common stock receivable if the holder were to convert the holder's shares of series A preferred stock into common stock immediately before our liquidation, dissolution or winding up, assuming that all outstanding shares of series A preferred stock were converted.

If our assets upon liquidation, dissolution or winding up are insufficient to make full liquidating distributions to the holders of our series A preferred stock, then we will distribute all of our assets ratably among the holders in proportion to the number of shares of series A preferred stock that each of the holders owns on the date of our liquidation, dissolution or winding up.

        For purposes of the general liquidation preference of the holders of our series A preferred stock, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business will constitute a liquidation, dissolution or winding up. The holders of a majority of the outstanding shares of series A preferred stock may consider, for purposes of their liquidation preference, the voluntary or involuntary liquidation, dissolution or winding up of Mills LP to be our liquidation, dissolution or winding up.

  Preferred Stock Generally

        Our common stock and all classes and series of preferred stock that we may issue without the consent of the holders of a majority of the outstanding shares of our series A preferred stock are junior to our series A preferred stock. The following description of liquidation preference should be read in the context of the foregoing.

        If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, we first must make liquidating distributions to holders of our preferred stock before we make any liquidating distributions or other payments to the holders of our common stock or any other class or series of our capital stock ranking junior to our preferred stock as to the distribution of assets upon our liquidation, dissolution or winding up. The holders of each class or series of preferred stock will be entitled to receive out of our assets legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference described in the applicable prospectus supplement, plus all accumulated and unpaid dividends. After we pay to the holders of our preferred stock the full amount of the liquidating distributions to which they are entitled, the holders will have no right or claim to any of our remaining assets.

        We may not have sufficient available assets to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and the corresponding amounts that we are required to pay on all shares of other classes or series of our capital stock ranking on a parity with the preferred stock as to liquidating distributions. In that case, the holders of our preferred stock and the holders of all other classes or series of capital stock will share ratably in the distribution of assets in proportion to the full liquidating distributions to which each of them would otherwise be entitled.

        After we make full liquidating distributions to all holders of preferred stock, we will distribute our remaining assets among the holders of shares of any other classes or series of capital stock ranking junior to the preferred stock as to the distribution of assets upon our liquidation, dissolution or winding up. We will make liquidating distributions of our remaining assets, if any, to these holders in accordance with their respective rights and preferences and based on the number of shares that each holder owns.

        For purposes of the general liquidation preference of the holders of preferred stock, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business will not constitute a liquidation, dissolution or winding up of the company.

Voting Rights

  Series A Preferred Stock

        Holders of our series A preferred stock generally do not have voting rights. Holders of our series A preferred stock have voting rights only if an event of noncompliance occurs, subject to a cure period for curable events, under the series A preferred stock purchase agreement or if we fail to make a required dividend payment within 30 days as of the required dividend payment date:

  •
  holders of series A preferred stock will vote with holders of common stock on all matters submitted to a vote of our stockholders, and will have the number of votes equal to the number of shares of common stock that they would receive if they were to convert their shares of series A preferred stock into common stock; and

  •
  holders of series A preferred stock will have the right to elect one member to our board of directors.

If a failure to make a required payment continues through the next scheduled dividend payment date, holders of series A preferred stock would have the right to elect an additional member to our board of directors.

        In the event that holders of our series A preferred stock become entitled to elect one or more members to our board of directors, any holder of record of our series A preferred stock may make a written request to the corporate secretary at our registered office to call a special meeting of the holders of the outstanding shares of series A preferred stock for the purpose of electing such member or members to our board of directors. The holders of a majority of the outstanding shares of series A preferred stock present in person or by proxy will constitute a quorum for the election of directors. The vote of the holders of a majority of the shares present at a meeting that satisfies the quorum requirement will be sufficient to elect a director. Upon the election of a director by the holders of our series A preferred stock, the number of members of our board of directors automatically will increase. The persons so elected by the holders of our series A preferred stock will hold office until their successors have been elected by the holders of our series A preferred stock or, if earlier, until the event of noncompliance has been cured and all accrued and unpaid dividends, including the then current payment for the next dividend payment date, have been paid in full or until such time as there are no outstanding shares of series A preferred stock.

  Preferred Stock Generally

        Holders of preferred stock will not have any voting rights, except as described above for holders of our series A preferred stock or, for all other classes and series of preferred stock, as described below or as otherwise from time to time required by law. The applicable prospectus supplement also may describe additional voting rights for any class or series of our preferred stock.

        Whenever distributions on any shares of preferred stock are in arrears for six or more consecutive quarterly periods, holders of the preferred stock, voting together as a single class with all other classes or series of preferred stock having exercisable voting rights, will be entitled to vote for the election of two additional directors. This election will take place at a special meeting called by the holders of record of at least 10% of any class or series of preferred stock in arrears for six or more consecutive quarterly periods. However, if the holders' request for a meeting is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, then the election will take place at the next annual or special meeting of stockholders. This voting right of the holders of preferred stock will apply to each subsequent annual meeting until:

  •
  for cumulative preferred stock, we pay, or declare and set aside a sum sufficient to pay, full dividends that have accumulated for the past dividend periods and the then current dividend period; or

  •
  for non-cumulative preferred stock, we pay, or declare and set aside a sum sufficient to pay, full dividends for the next four consecutive quarterly dividend periods.

        So long as any shares of a class or series of preferred stock remain outstanding, we may not, without the affirmative vote or the consent of the holders of at least two-thirds of the then outstanding shares of that class or series of preferred stock, given in person or by proxy, either in writing or at a meeting:

  •
  authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to that outstanding class or series of preferred stock as to dividends or liquidating distributions;

  •
  reclassify any shares of our authorized capital stock into any shares of capital stock ranking senior to that outstanding class or series of preferred stock as to dividends or liquidating distributions;

  •
  create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of capital stock ranking senior to that outstanding class or series of preferred stock as to dividends or liquidating distributions; or

  •
  amend, alter or repeal the provisions of our certificate of incorporation or the certificate of designation for any capital stock ranking senior to that outstanding class or series of preferred stock as to dividends or liquidating distributions, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of that outstanding class or series of preferred stock or their holders, with the understanding that:

•	If a merger, consolidation or other transaction occurs, so long as the shares of that class or series of preferred stock remain outstanding or are converted into like securities of the surviving entity, in each case with the terms of that outstanding class or series of preferred stock materially unchanged, the occurrence of the merger, consolidation or other transaction will not be considered to materially and adversely affect the rights, preferences, privileges or voting powers of holders of that outstanding class or series of preferred stock. In determining whether the terms of that outstanding class or series of preferred stock remain materially unchanged, it must be taken into account that we may not be the surviving entity and that the surviving entity may be a non-corporate entity, such as a limited liability company, limited partnership or business trust in which case that outstanding class or series of preferred stock would be converted into an equity interest, other than stock, having substantially equivalent terms.
•
Any increase in the amount of authorized shares of that outstanding class or series of preferred stock, the creation of any class or series of preferred stock, or any increase in the amount of authorized shares of any other capital stock, in each case ranking on a parity with or junior to that outstanding class or series of preferred stock as to dividends and liquidating distributions, will not be considered to materially and adversely affect the rights, preferences, privileges or voting powers of holders of that class or series of preferred stock.

        These voting provisions will not apply if, at or before the time when the act that would give rise to a vote occurs, we have converted or redeemed, or called for redemption and set aside sufficient funds in a trust for the redemption of, all outstanding shares of the applicable class or series of preferred stock.

Conversion Rights

  Series A Preferred Stock

        Our series A preferred stock is convertible into common stock from time to time at the option of the holders of our series A preferred stock. The number of shares of common stock issuable upon conversion of the series A preferred stock is computed by:

  •
  multiplying the number of shares of series A preferred stock by the series A conversion value, which is the amount necessary to generate a 14.62% internal rate of return, as described in the certificate of designations of the series A preferred stock, and

  •
  dividing the product by $25.00, which price will be adjusted for stock splits, stock dividends and reverse stock splits.

        The series A preferred stock and the common stock received upon the conversion of series A preferred stock automatically will convert into or be exchanged for units of Mills LP if it is determined that their ownership jeopardizes our REIT status. Units of Mills LP then would be redeemable for that number of shares of common stock that would be issuable if, as applicable:

  •
  the series A preferred stock were converted into common stock rather than units of Mills LP; or

  •
  the common stock received upon the conversion of series A preferred stock had not been exchanged for the units of Mills LP.

  Preferred Stock Generally

        If any class or series of preferred stock may be converted into common stock, the terms and conditions for the conversion will be described in the applicable prospectus supplement. The terms will include:

  •
  the number of shares of common stock into which the shares of preferred stock are convertible;

  •
  the conversion price, or provisions for calculating the conversion price;

  •
  the conversion date or period;

  •
  provisions regarding whether conversion will be at our option or at the option of the holders of the preferred stock;

  •
  the events requiring an adjustment of the conversion price; and

  •
  provisions affecting conversion if that class or series of preferred stock is redeemed.

Transfer Agent and Registrar

        The transfer agent and registrar for the preferred stock will be identified in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK WARRANTS

General

        We may issue warrants to purchase shares of our common stock. We may issue these warrants independently or together with any other securities offered pursuant to any prospectus supplement and may attach or separate these warrant from those offered securities. Each series of warrants will be issued under warrant agreements to be entered into between us and a warrant agent specified in the prospectus supplement that related the warrants being offered. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not assume any obligation or relationship of agency or trust for or with an holders or beneficial owners of the warrants.

        The applicable prospectus supplement will describe the following terms of the warrants for which this prospectus is being delivered:

  •
  the title of the warrants;

  •
  the price or prices at which the warrants will be issued;

  •
  the total number of the warrants;

  •
  the designation, number and terms of shares of our common stock purchasable upon exercise of the warrants;

  •
  the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each of the other offered securities;

  •
  any provisions for adjustment of the number or amount of shares of common stock receivable upon exercise of the warrants or the exercise price of the warrants;

  •
  the date, if any, on and after which the warrants and the related common stock will be separately transferable;

  •
  information on book entry procedures, if any;

  •
  if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

  •
  the commencement date and the termination date of the right to exercise the warrants;

  •
  maximum and minimum number of the warrants that may be exercised at any one time; and

  •
  any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

        Each warrant will entitle its holder to purchase for cash the number of shares of our common stock as described in the prospectus supplement that relates to the warrants being offered. Warrants may be exercised at any time up to the close of business on the expiration date stated in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Warrants may be exercised as described in the applicable prospectus supplement. Upon our receipt of payment and the warrant certificate that is properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the shares of common stock purchasable upon exercise of the warrants. If less than all of the warrants represented by a warrant certificate are exercised, we will issue, or cause to be issued, to the holder a new warrant certificate for the remaining warrants.

DESCRIPTION OF DEPOSITARY SHARES

General

        We may issue receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Shares of our preferred stock of each class or series represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the applicable deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of our preferred stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred stock represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

        The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the preferred stock to a preferred stock depositary, we will cause such preferred stock depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request, and the statements made hereunder relating to deposit agreements and the depositary receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

Dividends and Other Distributions

        A preferred stock depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such preferred stock depositary.

        In the event of a distribution other than in cash, a preferred stock depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such preferred stock depositary, unless such preferred stock depositary determines that it is not feasible to make such distribution, in which case such preferred stock depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

        No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock which has been converted or exchanged before the record date for such distribution.

Withdrawal of Stock

        Upon surrender of the depositary receipts at the corporate trust office of the applicable preferred stock depositary (unless the related depositary shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the applicable preferred stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of such shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the applicable preferred stock depositary will be required to deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

        Whenever we redeem shares of preferred stock held by a preferred stock depositary, such preferred stock depositary will be required to redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, provided we shall have paid in full to such preferred stock depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method that we determine in order to preserve our REIT status.

        From and after the date fixed for redemption, all dividends in respect of the shares of preferred stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption upon surrender thereof to the applicable preferred stock depositary.

Voting of the Preferred Stock

        Upon receipt of notice of any meeting at which the holders of the applicable preferred stock are entitled to vote, a preferred stock depositary will be required to mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct such preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder's depositary shares. Such preferred stock depositary will be required to vote the amount of preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by such preferred stock depositary in order to enable such preferred stock depositary to do so. Such preferred stock depositary will be required to abstain from voting the amount of preferred stock represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. A preferred stock depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of such preferred stock depositary.

Liquidation Preference

        In the event that we liquidate, dissolve or wind-up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

        The depositary shares, as such, will not be convertible into shares of our common stock or any other securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the applicable preferred stock depositary with written instructions to such preferred stock depositary to instruct us to cause conversion of the preferred stock represented by the depositary shares evidenced by such depositary receipts into whole shares of our common stock, other shares of preferred stock or other shares of capital stock, and we will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, we will pay in cash an amount equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of a Deposit Agreement

        Any form of depositary receipt evidencing depositary shares which will represent preferred stock and any provision of a deposit agreement will be permitted at any time to be amended by agreement between us and the applicable preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable depositary shares evidenced by the applicable depositary receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the deposit agreements, of any holders of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the applicable deposit agreement as amended thereby.

        We may terminate a deposit agreement upon not less than 30 days' prior written notice to the applicable preferred stock depositary if (i) such termination is necessary to preserve our status as a REIT or (ii) a majority of each series of preferred stock affected by such termination consents to such termination, whereupon such preferred stock depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by such preferred stock depositary with respect to such depositary receipts. We will agree that if a deposit agreement is terminated to preserve our status as a REIT, then we will use its best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, a deposit agreement will automatically terminate if (i) all outstanding depositary shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (iii) each share of the related preferred stock shall have been converted into our capital stock not so represented by depositary shares.

Charges of the preferred stock depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement under which the depositary shares are issued. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the applicable deposit agreement.

Resignation and removal of depositary

        The preferred stock depositary will be permitted to resign at any time by delivering to us notice of its election to do so, and we will be permitted at any time to remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary. A successor preferred stock depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

        The preferred stock depositary will be required to forward to holders of depositary receipts any reports and communications from us which are received by such preferred stock depositary with respect to the related preferred stock.

        Neither the preferred stock depositary nor we will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a deposit agreement. Our obligations and the preferred stock depositary is obligated under a deposit agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the applicable depositary shares), gross negligence or willful misconduct, and neither we nor the preferred stock depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished. We and the preferred stock depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

        In the event the preferred stock depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us on the other hand, such preferred stock depositary shall be entitled to act on such claims, requests or instructions received from us.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion describes the material federal income tax considerations relating to our taxation as a REIT, and the ownership and disposition of our stock. A prospectus supplement will contain information about additional federal income tax considerations, if any, relating to a particular offering. This discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

        The information in this section is based on the Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. These sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the information in this section is based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Even if there is no change in applicable law, no assurance can be provided that the statements made in the following discussion will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

        Each prospective stockholder is advised to consult with his or her own tax advisor to determine the impact of his or her personal tax situation on the anticipated tax consequences of the ownership and sale of our stock. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of our stock, and the potential changes in applicable tax laws.

Taxation of the Company

        General.    We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our short taxable year ended December 31, 1994. We believe that we have been organized and have operated in a manner so as to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to operate in such a manner. No assurance, however, can be given that we in fact have qualified or will remain qualified as a REIT.

        The sections of the Internal Revenue Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

        Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, the various requirements under the Internal Revenue Code, as described in this prospectus, with regard to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and our diversity of stock ownership. While we believe we have operated, and intend to continue to operate, so as to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we have satisfied such requirements or will continue to do so. For a discussion of the tax consequences of the failure to qualify as a REIT, see "—Taxation of the Company—Failure to Qualify."

        In any year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our REIT taxable income that we currently distribute to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from the use of corporate investment vehicles. However, we will be subject to federal income tax as follows:

  •
  We will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains; provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level. REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

  •
  Under some circumstances, we (or our stockholders) may be subject to the "alternative minimum tax" due to our items of tax preference and alternative minimum tax adjustments.

  •
  If we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

  •
  Our net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business.

  •
  If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

  •
  We will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for the year; (b) 95% of our REIT capital gain net income for the year; and (c) any undistributed taxable income from prior taxable years.

  •
  We will be subject to a 100% penalty tax on amounts received by us (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, certain tenants and a taxable REIT subsidiary of ours, as further described below, are not comparable to similar arrangements among unrelated parties.

  •
  If we acquire any assets from a taxable C corporation, we could be liable for specified tax liabilities inherited from that C corporation with respect to that corporation's "built-in gain" in its assets. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis at the time we acquire the asset. Applicable Treasury regulations, however, allow an acquiring REIT to avoid the recognition of gain and the imposition of corporate level tax with respect to a built-in gain asset acquired from a C corporation, unless and until the REIT disposes of that built-in gain asset during the 10-year period following its acquisition, at which time the REIT would recognize, and would be subject to, tax at the highest regular corporate rate on the built-in gain.

        Furthermore, notwithstanding our status as a REIT, we may also have to pay (i) certain state and local income taxes, because not all states and localities treat REITs the same as they are treated for federal income tax purposes, and (ii) certain foreign taxes to the extent that we own assets or conduct operations in foreign jurisdictions. Moreover, each of our taxable REIT subsidiaries (as further described below) is subject to corporate income tax on its net income.

        Requirements for Qualification As a REIT.    The Internal Revenue Code defines a REIT as a corporation, trust or association—

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

  (4)
  that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  of which not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) after applying certain attribution rules;

  (7)
  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year which has not been terminated or revoked; and

  (8)
  that meets other tests, described below, regarding the nature of its income and assets.

        Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months, other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining stock ownership under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6). We believe that we have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter contains restrictions regarding the transfer of shares of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

        If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of the stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

        In addition, we must satisfy all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the recordkeeping requirements of the Internal Revenue Code and regulations promulgated thereunder.

        To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We were formed in 1991 but were not active until 1993. We elected S corporation status, commencing with January 1, 1993. We terminated our S corporation election immediately prior to our initial public offering in April of 1994. If our S corporation election was valid for all of our taxable years commencing with January 1, 1993, including our short S corporation year ending immediately prior to our initial public offering, we would have no earnings and profits accumulated in any non-REIT year, and thus would have met the earnings and profits requirement for our short C corporation taxable year ended December 31, 1994 and for taxable years thereafter. We believe that we qualified as an S corporation for our taxable years commencing with January 1, 1993, including the short S corporation year, and that we do not have, and have not had, accumulated earnings and profits from a non-REIT tax year. Nevertheless, the S corporation requirements are highly technical and complex, and there can be no assurance that the Internal Revenue Service will not assert that we failed to qualify as an S corporation for some reason. In such an event, we would not have been eligible to qualify as a REIT until the tax year when we paid out the accumulated earnings and profits from our non-REIT tax years.

        Taxable REIT Subsidiaries.    To qualify as a "taxable REIT subsidiary," an entity must be taxable as a corporation and must satisfy the following additional requirements:

  •
  a REIT must own an interest in the entity, whether directly or indirectly;

  •
  the entity must elect, together with the REIT that owns its stock, to be treated as a taxable REIT subsidiary under the Internal Revenue Code; and

  •
  the entity must not directly or indirectly operate or manage a lodging or health care facility or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated.

        A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary of ours owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation.

        A taxable REIT subsidiary is subject to regular federal income tax, and state and local income tax, where applicable, as a regular C corporation.

        Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to an appropriate level of federal income taxation. First, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary's adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that later year). In addition, if a taxable REIT subsidiary pays interest, rent or another amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Our taxable REIT subsidiaries will make substantial interest and other payments to us. We believe that all transactions between us and our taxable REIT subsidiaries will be entered into at arm's length. There can be no assurance, however, that the limitation on interest deductions applicable to taxable REIT subsidiaries will not apply to the interest payments made to us by our taxable REIT subsidiaries, resulting in an increase in the corporate tax liability of each such subsidiary. Moreover, there can be no assurance that the terms establishing the payments made by the taxable REIT subsidiary to us will not result in the imposition of the 100% excise tax to a portion of any such payment. Our taxable REIT subsidiaries include MillsServices Corp. and a number of its subsidiaries.

        Qualified REIT Subsidiaries.    If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary is disregarded for federal income tax purposes.

Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

        Income Tests.    In order to maintain qualification as a REIT, we must satisfy two gross income requirements, which are applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property or from some types of temporary investments. Income from investments relating to real property or mortgages on real property includes "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (1) dividends, (2) interest, (3) some payments under interest rate hedging instruments and (4) gain from the sale or disposition of stock, securities, or some hedging instruments.

        Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received by us from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

        Generally, for rents to qualify as "rents from real property" for purposes of the gross income tests, we are only allowed to provide services that are both "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Income received from any other service will be treated as "impermissible tenant service income" unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income with respect to a property exceeds 1% of our total income from that property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

        Mills LP provides certain services with respect to our properties. Based upon our experience with retail shopping centers in the markets in which our properties are located, we believe that all services provided to tenants by us (other than those the income from which meets the 1% "de minimis" services exception described above, those provided by an independent contractor or those provided by a taxable

REIT subsidiary) should be considered permissible services, although there can be no assurance that the Internal Revenue Service will not contend otherwise.

        Mills LP also may receive certain types of income with respect to the properties it owns that will not qualify for the 75% or 95% gross income tests. For example, a portion of any development and management fees paid to Mills LP with respect to properties in which Mills LP owns less than 100% of the ownership interests will not qualify under either 75% or 95% gross incomes tests, nor will any payments that we receive pursuant to "sponsorship" or "naming rights" agreements. We also derive some rental income from affiliated entities that will be considered "related party rent," as well as some rent that is considered attributable to personal property, neither of which qualifies under the 75% or 95% gross income tests. In addition, dividends and interest paid to Mills LP by our taxable REIT subsidiaries, including MillsServices Corp., will not qualify under the 75% gross income test. We believe, however, that the aggregate amount of non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

        In connection with the performance of our management and leasing activities, we regularly undertake a wide range of marketing and promotional activities that are intended to promote and benefit an entire mall operation through increasing consumer spending and thereby increasing the rents that we derive from our tenants. The Internal Revenue Service, in a number of private letter rulings issued to other REITs, has approved specific advertising and promotional activities undertaken by a REIT that owns a retail shopping center where such marketing activities are intended primarily to increase overall spending at the centers, and therefore the REIT's revenues from tenants, rather than to benefit a specific tenant. Some of the advertising and promotional activities undertaken by us are substantially similar to those approved by the Internal Revenue Service in these private letter rulings. However, in view of the relatively unique nature of our properties, some of our advertising and promotional activities are different from and more extensive than those addressed specifically by the Internal Revenue Service to date in private letter rulings.

        We believe that all of our advertising and promotional activities, whether focused on only the mall itself or on specific stores at the mall, have as their primary purpose encouraging increased spending throughout the mall and thereby increasing our overall revenues through increased rents (which are typically based upon a percentage of sales), which is the basic premise upon which the Internal Revenue Service has concluded that a REIT owning retail properties can engage in advertising and promotional activities generally. Accordingly, we believe that all of our management and leasing activities, including the marketing and promotional activities, to the extent that they might be considered a service to tenants, should be considered "usually or customarily rendered" in connection with the rental of space for occupancy. We also believe that with regard to taxable years beginning after December 31, 1997, these advertising and promotional activities would fall within the 1% "de minimis" services exception even if the activities did not meet the "usual or customary" standard. No assurance can be given, however, that the Internal Revenue Service will not challenge our position with respect to certain activities performed by us, or that such a challenge would not be successful. A successful challenge by the Internal Revenue Service could result in our failure to satisfy the gross income requirements for the taxable years during which we engaged in such activities, and, therefore, in our failure to qualify as a REIT for such years. However, under certain circumstances, we may not fail to qualify as a REIT but rather would be subject to a tax imposed with respect to our "excess net income," as described below.

        We do not believe, after consultation with our professional advisors, that there will be a material adverse effect on our business operations or our ability to qualify as a REIT as a result of our performance of our marketing and promotional activities. Nevertheless, in order to remove any ambiguity with respect to such activities, we require certain marketing and promotional activities to be performed by independent contractors which are adequately compensated and from which we receive no income, or by a taxable REIT subsidiary. If we contemplate providing services to tenants that may reasonably be expected not to meet the "usual or customary" standard or to fall within the 1% "de minimis" services exception, we will arrange to have such services performed by an independent contractor or a taxable REIT subsidiary.

        In order to limit the non-qualifying income that we receive, MillsServices Corp. or its subsidiaries provides management and development services to many of the properties in which Mills LP owns less than a 100% interest, and they invest in entities that are tenants of ours. MillsServices Corp. is wholly owned by Mills LP. Our share of any dividend or interest received from MillsServices Corp. or any other taxable REIT subsidiary should qualify for purposes of the 95% test, but not for purposes of the 75% test. We do not anticipate that we will receive sufficient dividends and interest from MillsServices Corp. and/or any other taxable REIT subsidiary to cause us to exceed the limit on non-qualifying income under the 75% test.

        We inevitably will have some gross income from various sources, including the sources described herein, that fails to constitute qualifying income for purposes of one or both of the 75% or 95% gross income tests. Taking into account our actual and anticipated sources of non-qualifying income, however, we believe that our aggregate gross income from all sources has satisfied and will continue to satisfy the 75% and 95% gross income tests applicable to REITs for each of our taxable years as a REIT. Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our status as a REIT, we do not and do not intend to:

  •
  charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

  •
  rent any property to a related party tenant, including a taxable REIT subsidiary;

  •
  derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

  •
  directly perform services considered to be noncustomary or rendered to the occupant of the property.

        We monitor the activities at our properties and believe that we have not provided services that will cause us to fail to meet the income tests. We intend to continue to monitor any services provided at, and the nonqualifying income arising from, each of our properties.

        "Interest" generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We do not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

        Our investments outside the United States can raise special issues for us. To the extent that we undertake those investments through a taxable REIT subsidiary, the interest and dividend income that we receive from the taxable REIT subsidiary, as well as gain recognized from the disposition of the subsidiary (including a liquidation of the subsidiary following a sale of the investment) would not qualify for purposes of the 75% gross income test (although it should qualify for purposes of the 95% gross income test, subject to the limitations discussed previously). If we make such investments directly, rather than through a taxable REIT subsidiary, then, in addition to the other considerations discussed above, any income recognized with respect to hedges entered into to limit risks to us with respect to changes in foreign exchange rates (as well as any gains recognized with respect to changes in foreign exchange rates) will not qualify for purposes of either the 75% gross income test or the 95% gross income test.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if: (1) our failure to meet the tests is due to reasonable cause and not due to willful neglect, (2) we attach a schedule of the sources of our income to our federal income tax return, and (3) any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on non-qualifying income, the Internal Revenue Service could conclude that the failure to satisfy the test was not due to reasonable cause. If we fail to satisfy the 75% or 95% gross income test and these relief provisions do not apply, we will fail to qualify as a REIT. Even if these relief provisions applied, we would be subject to a penalty tax based on the amount of our non-qualifying income.

        Asset Tests.    At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

  (1)
  At least 75% of the value of our total assets must be represented by "real estate assets," cash, cash items, and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as shares of other REITs, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt.

  (2)
  Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

  (3)
  Except for securities described in (1) above and securities in taxable REIT subsidiaries, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

  (4)
  Except for securities described in (1) above and securities in taxable REIT subsidiaries, we may not own more than 10% of any one issuer's outstanding voting securities.

  (5)
  Except for securities described in (1) above and securities in taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the "straight debt" exception discussed below.

  (6)
  Not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        Until August 2001, Mills LP owned 99% of the non-voting preferred stock and 5% of the voting stock of MillsServices Corp. In addition, Mills LP owns a note issued by MillsServices Corp. In August of 2001, Mills LP acquired 100% of the outstanding non-voting preferred stock and voting stock of Mills Services Corp. that it did not already own. By virtue of our ownership of units in Mills LP, we are considered to own our pro rata share of both the stock and note of MillsServices Corp. owned by Mills LP. While Mills Services Corp. has made an election to be treated as a taxable REIT subsidiary effective as of January 1, 2001, there can be no assurance for prior periods, however, that the Internal Revenue Service might not contend either (1) that the value of the securities of MillsServices Corp. held by us through Mills LP exceeded the 5% value limitation, (2) that the non-voting stock of MillsServices Corp. owned by Mills LP should be considered "voting stock" for purposes of the assets tests, or (3) that any notes issued by MillsServices Corp. to Mills LP should be considered "voting stock" for purposes of the asset tests. We believe that we owned less than 10% of the voting securities of Mills Services Corp. for all periods before January 1, 2001. We cannot ensure, however, that the Internal Revenue Service will not contend, or be unsuccessful if it did contend, that our ownership of voting stock exceeded the 10% limitation on the ownership of those assets during those periods.

        We believe that our share of the aggregate value of the securities of MillsServices Corp., together with all other assets that do not qualify for purposes of the 75% test, including securities in other taxable REIT subsidiaries, does not exceed 25% of the total value of our assets. In addition, we believe that the combined value of our share of the securities of all of our taxable REIT subsidiaries, including MillsServices Corp., does not exceed 20% of the total value of our assets. We cannot ensure, however, that the Internal Revenue Service will not contend, or be unsuccessful if it did contend, that the aggregate value of such securities when taken together exceeds the 20% value limitation for taxable REIT subsidiaries.

        Securities, for purposes of the assets tests, may include debt that we hold. However, debt we hold in an issuer will not be taken into account for purposes of the 10% value test if the debt securities meet the "straight debt" safe harbor and either (1) the issuer is an individual, (2) the only securities of the issuer that we hold are straight debt or (3) if the issuer is a partnership, we hold at least a 20% profits interest in the partnership. Debt will meet the "straight debt" safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower's discretion or similar factors.

        With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary, or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including unsecured debt but excluding any equity interest in a partnership, of any such issuer does not exceed 5% of the total value of our assets, and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the "straight debt" exception with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.

        After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. Each time a unitholder other than us exercises its right to redeem units, our interest in Mills LP increases, and we are deemed to acquire securities held by Mills LP. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful or will not require a reduction in Mills LP's overall interest in the taxable REIT subsidiaries that conduct the property service businesses. If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT.

        Annual Distribution Requirements.    To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

  •
  the sum of (1) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (2) 90% of our net income after tax, if any, from foreclosure property, minus

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  the sum of certain items of noncash income.

Distributions must generally be made during the taxable year to which they relate. Dividends may be paid during the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if we declare a dividend in

October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

        Furthermore, we will incur a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods.

        We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

        We believe that we have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet these requirements. In that event, we may cause Mills LP to arrange for short-term, or possibly long-term, borrowings to permit the payments of required dividends.

        Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

        Recordkeeping Requirements.    We are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.

        Failure to Qualify.    If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be required and, if made, will not be deductible by us. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief. In addition to these consequences, if we fail to qualify as a REIT, the holders of our series A preferred stock will have the right to require us to repurchase such stock, as discussed above under "Description of Preferred Stock—Redemption."

Tax Aspects of Our Investments in Mills LP and the Taxable REIT Subsidiaries

        General.    Substantially all of our investments are held through Mills LP. Mills LP holds a significant portion of its real estate properties through subsidiary partnerships and limited liability companies. Mills LP also carries out activities through Management Associates Limited Partnership and various subsidiary partnerships and limited liability companies. This structure may involve special tax considerations. These tax considerations include the following:

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  the allocations of income and expense items of Mills LP and the subsidiary partnerships and limited liability companies, which could affect the computation of our taxable income;

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  the status of Mills LP and each applicable subsidiary partnership and limited liability company as a partnership or an entity that is disregarded for income tax purposes (as opposed to an association taxable as a corporation); and

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  the taking of actions by Mills LP or any of the subsidiary partnerships or limited liability companies that could adversely affect our qualification as a REIT.

        The entire discussion of our tax treatment and the federal income tax consequences of the ownership of our stock is based on the assumption that Mills LP and all of its subsidiaries (other than our taxable REIT subsidiaries and their subsidiaries) are classified as partnerships or disregarded as separate entities for federal income tax purposes. Pursuant to regulations under Section 7701 of the Internal Revenue Code, a partnership will be treated as a partnership for federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a "publicly traded partnership." Neither Mills LP nor any of its non-corporate subsidiaries that is not a taxable REIT subsidiary has elected or will elect to be treated as a corporation. Therefore, subject to the disclosure below, Mills LP and each such subsidiary will be treated as a partnership for federal income tax purposes (or, if such an entity has only one partner or member, disregarded entirely for federal income tax purposes).

        Pursuant to Section 7704 of the Internal Revenue Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for federal income tax purposes if it is a "publicly traded partnership," and it does not derive at least 90% of its income from certain specified sources of "qualifying income" within the meaning of that section. A "publicly traded partnership" is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a "secondary market or the substantial equivalent thereof." Interests in Mills LP will not be traded on an established securities market. There is a significant risk, however, that the interests in Mills LP could be considered readily tradable on the substantial equivalent of a secondary market. In that event, Mills LP could be treated as a "publicly traded partnership," but even then it would only be taxable as a corporation if less than 90% of its gross income were to constitute "qualifying income." Treasury regulations under Section 7704 of the Internal Revenue Code set forth certain "safe harbors" under which interests will not be treated as "readily tradable on a secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 (the "Safe Harbors"). For purposes of determining whether the "qualifying income" exception is satisfied, the income requirements generally applicable to REITs and the definition of "qualifying income" under Section 7704 of the Internal Revenue Code are similar in most key respects. There is one significant difference, however. For a REIT, rent from a tenant does not qualify as "rents from real property" if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant (subject to an exception for rents from a tenant that is a taxable REIT subsidiary). Under Section 7704 of the Internal Revenue Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% or more of the tenant. We believe that even if Mills LP was treated as a publicly traded partnership, Mills LP would meet the qualifying income exception and therefore maintain its classification as a partnership for federal income tax purposes.

        If Mills LP were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, we would not qualify as a REIT because the value of our ownership interest in Mills LP would exceed 5% of our assets, and we would be considered to hold more than 10% of the voting securities (and 10% of the value of the outstanding securities) of another corporation. In this event, the value of our stock could be adversely affected.

        Ownership of Partnership Interests by a REIT. A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Thus, our proportionate share of the assets and items of income of Mills LP and of each subsidiary partnership and limited liability company of Mills LP that is treated as a partnership for federal income tax purposes is treated as our assets and items of income for purposes of applying the asset and income tests. We have control over Mills LP and substantially all of the subsidiaries of Mills LP that are treated as partnerships for federal income tax purposes and intend to operate them in a manner that is consistent with the requirements for our qualification as a REIT.

        Tax Allocations with Respect to Our Properties.    Mills LP was formed by way of contributions of appreciated property at the time of its formation. In addition, it has acquired a number of properties by contribution since that time. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. This difference is referred to as a "book-tax difference."

        Mills LP's partnership agreement requires that all allocations of partnership income, gain, loss and deduction be made in a manner consistent with Section 704(c) of the Internal Revenue Code and the applicable regulations. Therefore, these allocations will tend to eliminate the book-tax differences with respect to the contributed properties over the life of Mills LP. However, the allocation rules of Section 704(c) of the Internal Revenue Code may not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Consequently, the carryover basis of contributed properties held by Mills LP could cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if no property had a book-tax difference. Similarly, the carryover basis of contributed properties held by Mills LP could cause us to be allocated taxable gain in the event of a sale of contributed properties in excess of the economic or book income allocated to us as a result of such sale.

        MillsServices Corp. A portion of the amounts used by Mills LP to fund distributions to partners, which in turn are used by us to fund distributions to holders of stock, comes from MillsServices Corp. and other taxable REIT subsidiaries of ours. Such amounts are derived through payments on notes issued by and dividends from our taxable REIT subsidiaries. Our taxable REIT subsidiaries do not qualify as REITs and therefore pay federal, state, local, and foreign income taxes on their net income at normal corporate rates. As a result of interest and other deductions, MillsServices Corp. does not pay significant income tax currently. There can be no assurance, however, that the Internal Revenue Service will not challenge these deductions. In any event, future increases in the income of MillsServices Corp. will be subject to income tax. To the extent that our taxable REIT subsidiaries pay such taxes, the cash available for distribution to stockholders is reduced accordingly.

        Furthermore, the taxable REIT subsidiary election with respect to certain of our subsidiaries, including MillsServices Corp., could lead to increased tax liabilities for two reasons. First, there are limits on the ability of a taxable REIT subsidiary to deduct interest payments made to an affiliated REIT. Accordingly, each of MillsServices Corp. and our other taxable REIT subsidiaries will be limited in its ability to deduct interest payments on notes issued to Mills LP. Second, if a taxable REIT subsidiary pays an amount to a REIT that exceeds the amount that would be paid in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of the excess. This rule generally will apply to amounts paid to Mills LP by MillsServices Corp. and our other taxable REIT subsidiaries.

        Our ownership of the securities of MillsServices Corp. and our other taxable REIT subsidiaries is currently subject to certain asset tests. These tests restrict the ability of MillsServices Corp. and our other taxable REIT subsidiaries to increase the size of their businesses unless the value of the assets of Mills LP increases at a commensurate rate. See "—Taxation of the Company—Asset Tests," above.

Penalty Tax on Prohibited Transactions

        Our share of any gain realized from the sale of any property held as inventory or otherwise primarily for sale to customers in the ordinary course of our trade or business generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Mills LP, through its subsidiary partnerships and limited liability companies, intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and leasing the properties and other retail properties and to make such occasional sales of the properties as are consistent with our investment objectives. Based upon such investment objectives, we believe that, in general, the properties should not be considered inventory or other property held primarily for sale to customers in the ordinary course of a trade or business and that the amount of income from prohibited transactions, if any, will not be material. Nevertheless, the Internal Revenue Service could contend otherwise. In particular, we indirectly own parcels of land that are located adjacent to particular properties that are not necessarily required for use within the regional outlet mall or community shopping center located at the property (referred to as "outparcels"). We may sell one or more of these outparcels from time to time. In addition, in connection with the development of a regional outlet mall at a property, we occasionally may sell parcels of land within the mall ("anchor parcels") to major anchor tenants who desire to own the land on which their facility is located. We believe that our sales of outparcels and anchor parcels should not result in the outparcels and anchor parcels being considered inventory or as held primarily for sale to customers in the ordinary course of our trade or business, but there is a risk that the Internal Revenue Service could contend otherwise, in which event the profit from such sales allocable to us would be subject to a 100% tax. If we determine that the anticipated level of activity with respect to the outparcels and/or anchor parcels would be sufficient to cause such sales to be subject to the 100% tax, we will hold and sell such parcels through a taxable REIT subsidiary. A taxable REIT subsidiary would be subject to a corporate level tax on its taxable income attributable to land sales, thereby reducing the amount of cash available for distribution by us.

Other Tax Consequences for Us and Our Stockholders

        We and our stockholders are subject to state or local taxation in various state or local jurisdictions, including those in which Mills LP or our stockholders transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed herein. Consequently, our prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our stock.

        To the extent that we own assets or conduct operations in foreign jurisdictions, we may also be subject to some foreign taxes. Although federal income tax laws provide a credit for foreign income taxes paid by a U.S. taxpayer, those credits generally are not usable by us to the extent that we incur such foreign taxes directly or through an entity that does not pay U.S. income taxes.

Taxation of Taxable Domestic Stockholders

        As used in the remainder of this discussion, the term "U.S. stockholder" means a beneficial owner of stock that is for United States federal income tax purposes:

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  a citizen or resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

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  a corporation, or other entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

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  an estate the income of which is subject to United States federal income taxation regardless of its source; or

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  in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

        Generally, in the case of a partnership that holds our stock, any partner that would be a U.S. stockholder if it held the stock directly is also a U.S. stockholder. A "non-U.S. stockholder" is a holder, including any partner in a partnership that holds stock, that is not a U.S. stockholder.

        Distributions.    As long as we qualify as a REIT, distributions made to our taxable U.S. stockholders out of current or accumulated earnings and profits, which are not designated as capital gain dividends, will be taken into account by them as ordinary income. In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to the preferred stock and then to the common stock. Corporate stockholders will not be eligible for the dividends received deduction with respect to these distributions.

        Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that the distributions do not exceed the adjusted basis of the stockholder's stock. Rather, such distributions will reduce the adjusted basis of such stock. To the extent that distributions exceed the adjusted basis of a U.S. stockholder's stock, they will be taxable as capital gains, assuming the stock is a capital asset in the hands of the U.S. stockholder.

        We may elect to designate distributions of our net capital gain as "capital gain dividends." Capital gain dividends are taxed to U.S. stockholders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the stockholders have held their stock. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

        Instead of paying capital gain dividends, we may elect to require stockholders to include our undistributed net capital gains in their income. If we make such an election, U.S. stockholders (1) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (2) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. stockholder will increase the basis in its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

        We may classify portions of our designated capital gain dividend in the following categories:

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  a 20% gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 20%; or

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  an unrecaptured Section 1250 gain distribution, which would be taxable to taxable non-corporate U.S. stockholders at a maximum rate of 25%.

        We must determine the maximum amounts that we may designate as 20% and 25% capital gain dividends by performing the computation required by the Internal Revenue Code, as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by the REIT will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

        Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of stock will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A U.S. stockholder may elect to treat capital gain dividends and capital gains from the disposition of stock as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income tax rates. We will notify stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses will be carried over by us for potential offset against future income, subject to applicable limitations.

        Sale of Stock.    Upon any taxable sale or other disposition of stock, a U.S. stockholder will recognize gain or loss for federal income tax purposes on the disposition of stock in an amount equal to the difference between:

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  the amount of cash and the fair market value of any property received on such disposition; and

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  the U.S. stockholder's adjusted basis in such stock for tax purposes.

        Gain or loss will be capital gain or loss if the stock has been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder's tax bracket. A U.S. stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 20%. U.S. stockholders that acquire, or are deemed to acquire, stock after December 31, 2000, and who hold the stock for more than five years, and certain low income taxpayers may be eligible for a lower long-term capital gains rate. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate stockholders) to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

        In general, any loss upon a sale or exchange of securities by a U.S. stockholder who has held such securities for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such U.S. stockholder that are required to be treated by such U.S. stockholder as long-term capital gains.

        Redemption of Preferred Stock.    The treatment accorded to any redemption by us for cash (as distinguished from a sale, exchange or other disposition) of our preferred stock can only be determined on the basis of the particular facts as to each holder at the time of redemption. In general, a holder of our preferred stock will recognize capital gain or loss measured by the difference between the amount received by the holder of such stock upon the redemption and such holder's adjusted tax basis in the preferred stock redeemed (provided the preferred stock is held as a capital asset) if such redemption (i) results in a "complete termination" of the holder's interest in all classes of our stock under Section 302(b)(3) of the Code, or (ii) is "not essentially equivalent to a dividend" with respect to the holder of the preferred stock under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only any series or class of the preferred stock being redeemed, but also such holder's ownership of other classes of our stock and any options (including stock purchase rights) to acquire any of the foregoing. The holder of our preferred stock also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

        If the holder of preferred shares owns (actually or constructively) none of our voting stock, or owns an insubstantial amount of our voting stock, based upon current law, it is probable that the redemption of preferred shares from such a holder would be considered to be "not essentially equivalent to a dividend." However, whether a distribution is "not essentially equivalent to a dividend" depends on all of the facts and circumstances, and a holder of our preferred stock intending to rely on any of these tests at the time of redemption should consult its own tax advisor to determine their application to its particular situation.

        If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from our preferred stock will be treated as a distribution on our stock as described under "—Taxation of Taxable Domestic Holders—Distributions." If the redemption of a holder's preferred stock is taxed as a dividend, the adjusted basis of such holder's redeemed stock will be transferred to any other stock held by the holder. If the holder of our stock owns no other shares of our stock, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

Taxation of Tax-Exempt Stockholders

        Provided that a tax-exempt stockholder has not held its stock as "debt financed property" within the meaning of the Internal Revenue Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed property within the meaning of the Internal Revenue Code or has used the stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Internal Revenue Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2), the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our stock will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax exempt stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" is treated as UBTI as to any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "pension trusts."

        A REIT is a "pension held REIT" if it meets the following two tests:

  (1)
  it would not have qualified as a REIT but for the provisions of Section 856(h)(3) of the Internal Revenue Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

  (2)
  either (a) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.

        The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held requirement" without relying on the "look through" exception with respect to pension trusts. Based on the current estimated ownership of our and preferred stock, and as a result of certain limitations on transfer and ownership of and preferred stock contained in our charter, we do not expect to be classified as a "pension held REIT."

Taxation of Non-U.S. Stockholders.

        Distributions.    Distributions by us to a non-U.S. stockholder that are neither attributable to gain from sales or exchanges by us of "U.S. real property interests" nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. stockholders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. stockholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions not designated as (or deemed to be) capital gain dividends made to a non-U.S. stockholder unless:

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  a lower treaty rate applies and the non-U.S. stockholder files an Internal Revenue Service Form W-8BEN with us, evidencing eligibility for that reduced rate; or

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  the non-U.S. stockholder files an Internal Revenue Service Form W-8ECI with us, claiming that the distribution is effectively connected income.

        Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. stockholder in its stock will reduce the non-U.S. stockholder's adjusted basis in its stock and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. stockholder in its stock will be treated as gain from the sale of its stock, the tax treatment of which is described below. See "—Taxation of Non-U.S. Stockholders—Sale of Stock."

        We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. stockholder is not liable for tax on the receipt of that distribution. However, a non-U.S. stockholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. stockholder's U.S. tax liability with respect to the distribution is less than the amount withheld.

        Distributions to a non-U.S. stockholder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

  •
  the investment in the stock is effectively connected with the non-U.S. stockholder's trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a stockholder which is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or

  •
  the non-U.S. stockholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        We will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to non-U.S. stockholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. stockholder's U.S. federal income tax liability.

        Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent that their proportionate share of this tax paid by us was to exceed their actual U.S. federal income tax liability.

        Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. stockholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. stockholders will be taxed on this gain at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation.

        Sale of Stock.    Gain recognized by a non-U.S. stockholder upon the sale or exchange of our stock generally would not be subject to U.S. taxation unless:

  •
  the investment in our stock is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain;

  •
  the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

  •
  our stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

        Our stock will not constitute a U.S. real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. stockholders.

        We believe that, currently, we are a domestically-controlled REIT and, therefore, that the sale of our stock would not be subject to taxation under FIRPTA. Because our stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

        Even if we do not qualify as a domestically-controlled REIT at the time a non-U.S. stockholder sells our stock, gain arising from the sale still would not be subject to FIRPTA tax if:

  •
  the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

  •
  the selling non-U.S. stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

        If gain on the sale or exchange of our stock was subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Backup Withholding Tax and Information Reporting

        U.S. Stockholders.    In general, information-reporting requirements will apply to payments of dividends on stock and payments of the proceeds of the sale of stock to some stockholders, unless an exception applies.

        The payor will be required to withhold tax on such payments at the rate of 30% for 2002 (scheduled to be reduced incrementally to 28% by 2006) if (1) the payee fails to furnish a correct taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding or (2) the Internal Revenue Service notifies the payor that the TIN furnished by the payee is incorrect.

        In addition, a payor of the dividends on the stock will be required to withhold tax at a rate of 30% for 2002 (scheduled to be reduced incrementally to 28% by 2006) if (1) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code or (2) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

        Some stockholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder's U.S. federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

        Non-U.S. Stockholders.    Generally, information reporting will apply to payments of dividends on stock, and backup withholding described above for a U.S. stockholder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

        The payment of the proceeds from the disposition of stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. stockholders, unless the non-U.S. stockholder satisfies the requirements necessary to be an exempt non-U.S. stockholder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. stockholder of stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if the partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

        Applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these Treasury regulations varies depending on the stockholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

        For us to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of our outstanding shares of capital stock may be owned, actually or constructively, by five or fewer individuals during the last half of a taxable year or during a proportionate part of a shorter taxable year, other than the first year for which we made an election to be treated as a REIT. For the purposes of this five or fewer requirement, individuals include the entities that are set forth in Section 542(a)(2), as modified by Section 856(h)(3), of the Internal Revenue Code. Attribution rules in the Internal Revenue Code determine if any individual constructively owns our capital stock under the five or fewer requirement.

        In addition, if we, or one or more owners of 10% or more of our capital stock, actually or constructively owns 10% or more of any of our tenants or a tenant of any partnership in which we are a partner, the rent that we receive either directly or through a partnership from the tenant generally will not be qualifying income for purposes of the REIT gross income tests under the Internal Revenue Code. An exception to this 10% related party tenant rule applies in certain circumstances if the tenant qualifies as a "taxable REIT subsidiary" under the Internal Revenue Code. A REIT's shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, other than the first year for which an election to be treated as a REIT has been made. Furthermore, in order to qualify as a "domestically-controlled REIT" under the Internal Revenue Code, at least 50% of the shares of our capital stock must be beneficially owned by U.S. persons.

        Primarily because our board of directors believes it is desirable for us to qualify as a REIT, our certificate of incorporation provides that no person may acquire additional shares if, as a result, any five beneficial owners of our capital stock would own more than 49.9% of our outstanding capital stock. As a result, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, subject to limited exceptions, more than a specified percentage of our outstanding capital stock. Our board of directors currently has set this ownership limit at 9.225%.

        Our board of directors has waived the ownership limit as to holders of our series A preferred stock, subject to certain limitations relating to our qualification and taxation as a REIT.

        Our board of directors also has waived of the ownership limit as to Kan Am, a joint venture partner which holds approximately 29.7% of the units of Mills LP, and its affiliates, subject to limitations established in our certificate of incorporation to preserve our REIT status. This waiver, which was contingent on Kan Am and us entering into a definitive agreement relating to Kan Am's commitment to contribute additional funds for our development projects, also will apply to certain initial transferees of Kan Am and its affiliates, subject to continued compliance by Kan Am with its contribution obligations, to Kan Am's compliance with certain first refusal rights in our favor, and to compliance by Kan Am and its affiliates and the transferees with the applicable restrictions relating to preservation of our REIT status.

        The ownership attribution rules under the Internal Revenue Code are complex and may cause capital stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, if an individual or entity acquires shares of our capital stock that amount to less than the ownership limit, or acquires an ownership interest in an entity that owns, actually or constructively, any shares of our capital stock, that individual or entity, or another individual or entity, could be considered to own constructively shares of our capital stock in excess of the ownership limit.

        Our board of directors, in its sole and absolute discretion, may grant an exemption from the ownership limit to a person if the person is not an individual, taking into account Section 856(h)(3)(A)

of the Internal Revenue Code, our board of directors receives from the person all representations and warranties that our board may require in its sole discretion, and the person agrees that any violation of the representations and warranties will result in the person being subject to our "excess stock" provisions, which are described below.

        Our board of directors has the authority to increase the ownership limit from time to time. However, our board of directors does not have the authority to do so if, after giving effect to the increase, five beneficial owners of capital stock could beneficially own in the aggregate more than 49.9% of our outstanding capital stock.

        In addition to imposing an ownership limit, our certificate of incorporation further prohibits:

  •
  any person from acquiring shares of our capital stock if, as a result of the acquisition, we would be "closely held" within the meaning of Section 856(h) of the Internal Revenue Code,

  •
  any person from transferring shares of our capital stock if the transfer would result in shares of our capital stock being owned by fewer than 100 persons, and

  •
  any person from acquiring shares of our capital stock if such acquisition should cause us to fail to qualify as a "domestically controlled REIT."

        Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to notify us immediately and to provide us with information that we may request in order to determine the effect of the transfer on our status as a REIT.

        If any intended transfer of shares of our capital stock or any other event would otherwise result in any person violating the ownership limit or the other restrictions in our certificate of incorporation, then the intended transfer will be void and of no force or effect as to the intended transferee for that number of shares that exceeds the ownership limit. The excess shares will be exchanged automatically for shares of "excess stock" that are non-voting and may not participate in distributions. In the case of any event, other than a transfer, that would cause a person to hold record title to any shares in excess of the ownership limit, the person will cease to own any right of interest in the shares that exceed the ownership limit. The excess shares held by that person will be exchanged automatically for shares of "excess stock," effective as of the close of the business day immediately before the event causing the excess shares.

        Pursuant to our certificate of incorporation, the excess stock will be transferred to us as trustee of a trust for the exclusive benefit of the transferee or transferees to whom the shares ultimately are transferred. Those transferees also will be subject to the ownership limit. While held in trust, the excess stock will not be entitled to vote, will not be considered for purposes of any stockholder vote or the determination of a quorum for the stockholder vote, and will not be entitled to participate in any distributions made by us other than liquidating distributions. The original holder may designate, at any time the excess stock is held by us in trust, a beneficiary of the original holder's interest in the trust, provided that:

  •
  the original holder may not receive a price for the excess stock that exceeds the price paid by the original holder, and

  •
  the designated beneficiary's ownership of the capital stock represented by the excess stock will not exceed the ownership limit.

Immediately after the original holder designates a beneficiary or beneficiaries, shares of excess stock will be exchanged automatically for shares of capital stock out of the class or series from which the excess stock originally converted. In addition, we would have the right, for a period of 90 days during the time the excess stock is held by us in trust, to purchase from the original holder all or any portion of the excess stock. The purchase price payable would be the lower of (1) the price paid by the original holder and (2) the average closing market price for our capital stock on the date we make the purchase, or, if the capital stock being purchased is not being traded, the average of the last reported sales price of our capital stock on the ten days immediately preceding the date of our purchase. This 90-day period begins on the date of the violative transfer if the original holder notifies us in writing of the transfer, or the date our board of directors determines that a violative transfer has occurred if no notice is provided.

        The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

        All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, shares of our capital stock in excess of the ownership limit of 9.225%, or the lesser percentage described in the rules and regulations under the Internal Revenue Code, must notify us in writing within 30 days after December 31 of each year. Each written notice must state the person's name and address, the number of shares beneficially owned and a description of how the shares are held. In addition, each holder of our capital stock must provide to us in writing, upon our request, information regarding the direct, indirect and constructive ownership of shares that will enable us to determine whether the ownership and transfer restrictions contained in our certificate of incorporation have been satisfied and to assess our continuing status as a REIT.

PLAN OF DISTRIBUTION

        We may sell the securities being offered by this prospectus and any accompanying prospectus supplement:

  •
  directly to purchasers,

  •
  through agents,

  •
  through dealers,

  •
  through underwriters,

  •
  directly to our stockholders, or

  •
  through a combination of any of the above methods of sale.

        The distribution of the offered securities may be effected from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed,

  •
  at market prices prevailing at the time of sale,

  •
  at prices related to the market prices prevailing at the time of sale,

  •
  at negotiated prices, or

  •
  for consideration other than cash, including in exchange for one or more of our debt securities outstanding.

        We may solicit directly offers to purchase any offered securities. Agents designated by us from time to time may also solicit offers to purchase offered securities. An agent that we designate may be considered to be an "underwriter" as that term is defined in the Securities Act of 1933. Any designated agent that is involved in the offer or sale of the offered securities will be named, and any commissions payable by us to that agent will be described, in the applicable prospectus supplement.

        If we use a dealer to sell offered securities, we will sell the offered securities to the dealer, as principal. The dealer may be considered to be an "underwriter" as that term is defined in the Securities Act of 1933. The dealer may resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale.

        If we use an underwriter to sell offered securities, we will enter into an underwriting agreement with the underwriter at the time we sell the offered securities to them. The underwriter will be named in the prospectus supplement that the underwriter will use to resell the offered securities. In connection with the resale of offered securities, the underwriter may be considered to receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom the underwriter may act as agent. The underwriter may also sell offered securities to or through dealers. Those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or commissions from the purchasers for whom the dealers may act as agents. The applicable prospectus supplement will describe any underwriting compensation that we pay to underwriters in connection with the offering of offered securities, and any discounts, concessions or commissions that the underwriter allows to participating dealers.

        We may enter into agreements with underwriters, dealers, agents and other persons that contain indemnification provisions. Under those agreements, we may be obligated to indemnify the applicable underwriter, dealer, agent or other person against various civil liabilities, including liabilities under the Securities Act of 1933. In addition, we also may be obligated to contribute to payments that the applicable underwriter, dealer, agent or other person may be required to make. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

        We may authorize underwriters, dealers or other persons to solicit offers by various institutions to purchase offered securities pursuant to contracts that provide for the payment for and delivery of the offered securities on a future date or dates. If we so authorize, the applicable prospectus summary will indicate our authorization. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, subject to our approval. The obligations of purchasers under these contracts will not be subject to any conditions except that

  •
  at the time of delivery, the purchase of the offered securities will not be prohibited under the laws of the jurisdiction to which a purchaser is subject and

  •
  if the offered securities are also being sold to underwriters, we will have sold to those underwriters the offered securities not sold for delayed delivery.

        The underwriters, dealers and other persons will not have any responsibility for the validity or performance of these contracts. The prospectus supplement relating to these contracts will state the price to be paid for the offered securities under these contracts, the commission payable for solicitation of these contracts and the date or dates in the future for delivery of offered securities under these contracts.

        Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Securities Exchange Act of 1934. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the offered securities in an offering of offered securities, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would be otherwise in the absence of those transactions. Stabilizing and syndicate covering transactions, if commenced, may be discontinued by an underwriter at any time.

        The anticipated date of delivery of offered securities will be stated in the applicable prospectus supplement relating to each offer.

EXPERTS

        Ernst & Young LLP, independent auditors, has audited our consolidated financial statements and schedule appearing in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report thereon included therein and incorporated herein by reference. Our consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

        In connection with this prospectus, Hogan & Hartson L.L.P., Washington, D.C., has provided its opinion as to the validity of the issuance of the offered securities and as to the qualification of The Mills Corporation as a REIT for federal income tax purposes. If the offered securities are distributed in an underwritten offering or through agents, various legal matters may be passed upon for any underwriters or agents by their counsel identified in the applicable prospectus supplement.

THE MILLS CORPORATION

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$92,000
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	300,000
Printing Expenses	5,000
Miscellaneous	4,000

Total	$411,000

Item 15. Indemnification of Directors and Officers

        Under Section 145 of the Delaware General Corporation Law (the "Delaware Law"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interest of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

        The Certificate of Incorporation and Bylaws of The Mills Corporation (the "Company") provide for mandatory indemnification of directors and officers to the maximum extent permitted by the Delaware Law. The Company has obtained directors and officers liability insurance.

        The Company has entered into indemnification agreements with each of the Company's directors, some of whom are also officers of the Company. Under these agreements, the Company has agreed to indemnify its directors to the fullest extent permitted by law for damages and expenses incurred in connection with actual or threatened legal proceedings related to the indemnified party's service to the Company. The Company is obligated under these agreements to advance certain expenses to the indemnified parties as they are incurred, subject to reimbursement if it is subsequently determined that the indemnified party was not entitled to indemnification. The Company also is obligated to pay expenses incurred by an indemnified party in establishing a right to indemnification under the respective indemnification agreement. Although the indemnification agreements offer substantially the same scope of coverage afforded by the Certificate of Incorporation and the Bylaws, the agreements provide greater assurance to indemnified parties that indemnification will be available, because, as contracts, they cannot be modified unilaterally by the Board of Directors or by the stockholders to alter, limit or eliminate the rights they provide to the indemnified parties.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers of the Company pursuant to the foregoing provisions or otherwise, the

Company has been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and, therefore, is unenforceable. In addition, indemnification may be limited by state securities laws.

        The partnership agreement of The Mills Limited Partnership also provides for similar indemnification of the Company, in its capacity as the general partner of The Mills Limited Partnership, and its officers and directors, to the maximum extent provided by the Delaware Revised Uniform Limited Partnership Act.

Item 16. Exhibits

        The Exhibit Index filed herewith and appearing immediately before the exhibits hereto is incorporated by reference.

Item 17. Undertakings

          (a)  The undersigned registrant hereby undertakes:

      (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

      provided, however, that subparagraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

      (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)  The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement related to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Arlington, Commonwealth of Virginia, on May 17, 2002.

THE MILLS CORPORATION a Delaware Corporation
By:	/s/ Laurence C. Siegel Laurence C. Siegel Chairman of the Board of Directors, Chief Executive Officer and Director

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laurence C. Siegel and Kenneth R. Parent, and each of them, his true and lawful attorneys-in-fact, each with full power of substitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on this 17th day of May, 2002 by the following persons in the capacities indicated:

Signatures	Title

/s/ Laurence C. Siegel Laurence C. Siegel	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)
/s/ James F. Dausch James F. Dausch	Senior Executive Vice-President- Development and Director
/s/ Kenneth R. Parent Kenneth R. Parent	Executive Vice President — Finance and Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Dietrich von Boetticher Dietrich von Boetticher	Vice Chairman and Director
/s/ John M. Ingram John M. Ingram	Vice Chairman and Director
/s/ Charles R. Black, Jr. Charles R. Black, Jr.	Director
/s/ James C. Braithwaite James C. Braithwaite	Director
/s/ Joseph B. Gildenhorn Joseph B. Gildenhorn	Director
/s/ Harry H. Nick Harry H. Nick	Director
/s/ Franz von Perfall Franz von Perfall	Director
/s/ Robert P. Pincus Robert P. Pincus	Director
/s/ Cristina L. Rose Cristina L. Rose	Director

Exhibit Index

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
*4.1	Specimen Common Stock Certificate of The Mills Corporation
*4.2
Agreement dated March 15, 1994, among Richard L. Kramer, the A.J. 1989 Trust, the Irrevocable Intervivos Trust for the Benefit of the Kramer Children, the N Street Investment Trust, Equity Resources Associates, Herbert S. Miller, The Mills Corporation and The Mills Limited Partnership
**4.3	Non-Affiliate Registration Rights and Lock-Up Agreement
**4.4	Affiliate Registration Rights and Lock-Up Agreement
#5.1	Opinion of Hogan & Hartson L.L.P.
#8.1	Opinion of Hogan & Hartson L.L.P. regarding certain tax matters
#23.1	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
#23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)
23.3	Consent of Ernst & Young LLP
24.1	Powers of Attorney (included on signature page)

*      Incorporated by reference to the registrant's Registration Statement on Form S-11, Registration No. 33-71524, which was declared effective by Securities and Exchange Commission on April 14, 1994.

**    Incorporated by reference to the registrant's Quarterly Report on Form 10-Q for the first quarter ended March 31, 1994.

#     To be filed by amendment.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE MILLS CORPORATION
USE OF PROCEEDS
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF COMMON STOCK WARRANTS
DESCRIPTION OF DEPOSITARY SHARES
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
RESTRICTIONS ON OWNERSHIP AND TRANSFER
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
Exhibit Index